Archrock Reports Second Quarter 2024 Results

HOUSTON, July 30, 2024 - Archrock, Inc. (NYSE: AROC) (“Archrock”) today reported results for the second quarter 2024.

Second Quarter 2024 and Recent Highlights

●	Revenue for the second quarter of 2024 was $270.5 million compared to $247.5 million in the second quarter of 2023.
●	Net income for the second quarter of 2024 was $34.4 million compared to $24.7 million in the second quarter of 2023.
●	Adjusted EBITDA (a non-GAAP measure defined below) for the second quarter of 2024 was $129.7 million compared to $112.8 million in the second quarter of 2023.
●	Leverage ratio at the end of the second quarter of 2024 was 3.2x compared to 4.2x at the end of the second quarter of 2023.
●	Declared a quarterly dividend of $0.165 per share of common stock for the second quarter of 2024, 6% higher compared to the second quarter of 2023, supported by dividend coverage of 2.6x.
●	Announced acquisition of Total Operations and Production Services, LLC (“TOPS”).
●	Reaffirming Archrock 2024 Adjusted EBITDA guidance range of $510 million to $540 million, and 2024 total capital expenditures guidance range of $290 million to $300 million, excluding the impact of the acquisition of TOPS (the “Transaction”).

Management Commentary and Outlook

“Archrock’s second quarter performance reflects the earnings power from our investment in high-quality assets, exceptional customer service, efficient execution and implementation of enabling technology,” said Brad Childers, Archrock’s President and Chief Executive Officer. “We grew our operating horsepower and our fleet remained fully utilized, with utilization exiting the quarter at a rate of 95 percent. In addition, we again achieved record-setting average revenue per horsepower and both of our segments delivered outstanding margin performance.

“Market conditions for compression remain highly constructive, predominantly in oil plays with associated gas production like the Permian Basin. This strength and durability are being driven by the abundance of affordable U.S. natural gas that will support growth in its demand, use and production as well as the continued capital discipline being employed across the energy sector. We expect to see sustained compression booking demand well into the future as our customers plan for the call on natural gas production to support LNG export capacity growth and incremental electric generation demand from AI and data centers.

“In addition to our strong operational performance and organic opportunity set, we are excited about the pending acquisition of TOPS. In this transaction, we are acquiring highly utilized and contracted horsepower that is expected to be immediately accretive to earnings and cash available for dividend, at an attractive price. We are expanding our business with existing and new customers, further enhancing our position in the Permian Basin and adding a talented management team and personnel with leading expertise in electric motor drive compression. The transaction also supports our ability to achieve our stated financial objectives, including growing our shareholder returns and maintaining a leverage ratio of between 3.0 to 3.5 times. We continue to expect the transaction will close in the second half of 2024,” concluded Childers.

Second Quarter 2024 Financial Results

Archrock’s second quarter 2024 net income of $34.4 million included a non-cash long-lived and other asset impairment of $4.4 million, as well as transaction-related expenses totaling $1.8 million. Archrock’s second quarter 2023 net income of $24.7 million included a non-cash long-lived and other asset impairment of $2.9 million and a non-cash unrealized change in the fair value of our investment in an unconsolidated affiliate of $1.7 million.

Adjusted EBITDA for the second quarter of 2024 and 2023 included $576,000 and $1.2 million, respectively, in net gains related to the sale of compression and other assets.

Contract Operations

For the second quarter of 2024, contract operations segment revenue totaled $225.5 million, an increase of 12% compared to $201.1 million in the second quarter of 2023. Adjusted gross margin was $146.2 million for the second quarter of 2024, up 17% from $125.1 million in the second quarter of 2023. Adjusted gross margin percentage was 65% for the second quarter of 2024, compared to 62% in the second quarter of 2023. At the end of the second quarter of 2024, total operating horsepower was 3.6 million and utilization was 95%, both consistent with the end of the second quarter of 2023.

Aftermarket Services

For the second quarter of 2024, aftermarket services segment revenue totaled $45.1 million, compared to $46.4 million in the second quarter of 2023. Adjusted gross margin of $9.9 million for the second quarter of 2024 compared to $11.1 million in the second quarter of 2023. Adjusted gross margin percentage was 22% for the second quarter of 2024, compared to 24% for the second quarter of 2023.

Balance Sheet

Long-term debt was $1.6 billion at June 30, 2024 and our available liquidity totaled $435 million. Our leverage ratio was 3.2x, compared to 4.2x as of June 30, 2023.

Shareholder Returns

Quarterly Dividend

Our Board of Directors recently declared a quarterly dividend of $0.165 per share of common stock, or $0.66 per share on an annualized basis. Dividend coverage in the second quarter of 2024 was 2.6x. The second quarter 2024 dividend will be paid on August 13, 2024 to stockholders of record at the close of business on August 6, 2024.

Share Repurchase Program

The Board of Directors approved an extension of Archrock’s share repurchase program upon expiry of the previous authorization on April 27, 2024, for an additional 24-month period. In connection with the extension, the Board of Directors replenished the amount of shares authorized for repurchase under the share repurchase program, resulting in available capacity of $50 million. During the quarter ended June 30, 2024, Archrock did not repurchase any common stock.

Updated 2024 Annual Guidance (Excluding Impact of TOPS Transaction)

Archrock is updating its standalone 2024 net income guidance range to between $139 million and $167 million, which includes transaction-related expenses related to the Transaction totaling between $1.8 million and $4 million; this range is an estimate of costs incurred to-date but excludes additional costs to be incurred after close.

Archrock is updating its standalone 2024 selling, general, and administrative expense guidance range to between $125 million and $129 million, primarily to reflect an increase in performance-based short-term and long-term incentive compensation expense.

Archrock continues to expect standalone 2024 Adjusted EBITDA between $510 million and $540 million.

Archrock continues to expect $290 million to $300 million in standalone total capital expenditures during 2024, primarily consisting of approximately $190 million for growth capital expenditures and approximately $80 million to $85 million for maintenance capital expenditures.

Summary Metrics

(in thousands, except percentages, per share amounts and ratios)

	Three Months Ended
	June 30,		March 31,		June 30,
	2024		2024		2023
Net income	$34,425		$40,532		$24,653
Adjusted EBITDA	$129,712		$131,024		$112,775

Contract operations revenue	$225,468		$223,051		$201,120
Contract operations adjusted gross margin	$146,190		$145,308		$125,087
Contract operations adjusted gross margin percentage	65%		65%		62%

Aftermarket services revenue	$45,058		$45,437		$46,423
Aftermarket services adjusted gross margin	$9,900		$10,437		$11,080
Aftermarket services adjusted gross margin percentage	22%		23%		24%

Selling, general, and administrative	$31,163		$31,665		$28,649

Net cash provided by operating activities	$70,651		$137,702		$30,542
Cash available for dividend	$71,593		$82,026		$52,227
Cash available for dividend coverage	2.6	x	3.2	x	2.1	x

Adjusted free cash flow	$(16,914)		$51,779		$(62,738)
Adjusted free cash flow after dividend	$(42,733)		$25,779		$(86,242)

Total available horsepower (at period end)	3,806		3,780		3,770
Total operating horsepower (at period end)	3,601		3,593		3,578
Horsepower utilization spot (at period end)	95%		95%		95%

Conference Call Details

Archrock will host a conference call on Wednesday, July 31, 2024, to discuss second quarter 2024 financial results. The call will begin at 10:00 a.m. Eastern Time.

To listen to the call via a live webcast, please visit Archrock’s website at www.archrock.com. The call will also be available by dialing 1 (800) 715-9871 in the United States or 1 (646) 307-1963 for international calls. The access code is 4749623.

A replay of the webcast will be available on Archrock’s website for 90 days following the event.

*****

Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding interest expense, income taxes, depreciation and amortization, long-lived and other asset impairment, unrealized change in fair value of investment in unconsolidated affiliate, restructuring charges, transaction-related costs, non-cash stock-based compensation expense, amortization of capitalized implementation costs and other items. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, and a reconciliation of our full year 2024 Adjusted EBITDA guidance to net income appear below.

Adjusted gross margin, a non–GAAP measure, is defined as revenue less cost of sales, exclusive of depreciation and amortization. Adjusted gross margin percentage, a non-GAAP measure, is defined as adjusted gross margin divided by revenue. A reconciliation of adjusted gross margin to net income, the most directly comparable GAAP measure, and a reconciliation of adjusted gross margin percentage to gross margin, appear below.

Cash available for dividend, a non-GAAP measure, is defined as net income (loss) excluding interest expense, income taxes, depreciation and amortization, long-lived and other asset impairment, unrealized change in fair value of investment in unconsolidated affiliate, restructuring charges, non-cash stock-based compensation expense, transaction-related expense, amortization of capitalized implementation costs and other items, less maintenance capital expenditures, other capital expenditures, cash taxes and cash interest expense. Reconciliations of cash available for dividend to net income and net cash provided by operating activities, the most directly comparable GAAP measures, and a reconciliation of our updated full year 2024 cash available for dividend guidance to net income appear below.

Adjusted free cash flow, a non-GAAP measure, is defined as net cash provided by operating activities plus net cash provided by (used in) investing activities. A reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure, appears below.

Adjusted free cash flow after dividend, a non-GAAP measure, is defined as net cash provided by operating activities plus net cash provided by (used in) investing activities less dividends paid to stockholders. A reconciliation of adjusted free cash flow after dividend to net cash provided by operating activities, the most directly comparable GAAP measure, appears below.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how Archrock embodies its purpose, WE POWER A CLEANER AMERICA, visit www.archrock.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward–looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of Archrock, Inc. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to Archrock’s results of operations or of financial condition; fundamentals of Archrock’s industry, including the attractiveness of returns and valuation, stability of cash flows, demand dynamics and overall outlook, and Archrock’s ability to realize the benefits thereof; Archrock’s expectations regarding future economic, geopolitical and market conditions and trends; Archrock’s operational and financial strategies, including planned growth, coverage and leverage reduction strategies, Archrock’s ability to successfully effect those strategies, and the expected results therefrom; Archrock’s financial and operational outlook; demand and growth opportunities for Archrock’s services; structural and process improvement initiatives, the expected timing thereof, Archrock’s ability to successfully effect those initiatives and the expected results therefrom; the operational and financial synergies provided by Archrock’s size; statements regarding Archrock’s dividend policy; the anticipated completion of the Transaction and the timing thereof; the expected benefits of the Transaction, including its expected accretion and the expected impact on Archrock’s leverage ratio; and plans and objectives of management for future operations.

While Archrock believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. The factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: inability to consummate the Transaction; inability to achieve the expected benefits of the Transaction and difficulties in integrating TOPS; risks related to acquisitions, including the Transaction, that can reduce our ability to make distributions to our common stockholders; risks related to pandemics and other public health crises; an increase in inflation; ongoing international conflicts and tensions; risks related to our operations; competitive pressures; inability to make acquisitions on economically acceptable terms; uncertainty to pay dividends in the future; risks related to a substantial amount of debt and our debt agreements; inability to access the capital and credit markets or borrow on affordable terms to obtain additional capital; inability to fund purchases of additional compression equipment; vulnerability to interest rate increases; uncertainty relating to the phasing out of London Interbank Offered Rate; erosion of the financial condition of our customers; risks related to the loss of our most significant customers; uncertainty of the renewals for our contract operations service agreements; risks related to losing management or operational personnel; dependence on particular suppliers and vulnerability to product shortages and price increases; information technology and cybersecurity risks; tax-related risks; legal and regulatory risks, including climate-related and environmental, social and governance risks.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2023, Archrock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and those set forth from time to time in Archrock’s filings with the Securities and Exchange Commission, which are available at www.archrock.com. Except as required by law, Archrock expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Archrock, Inc.

For information, contact:

Archrock, Inc.
INVESTORS Megan Repine VP of Investor Relations 281-836-8360 investor.relations@archrock.com
MEDIA Andrew Siegel / Jed Repko Joele Frank 212-355-4449

Archrock, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Revenue:
Contract operations	$225,468	$223,051	$201,120
Aftermarket services	45,058	45,437	46,423
Total revenue	270,526	268,488	247,543

Cost of sales, exclusive of depreciation and amortization
Contract operations	79,278	77,743	76,033
Aftermarket services	35,158	35,000	35,343
Total cost of sales, exclusive of depreciation and amortization	114,436	112,743	111,376

Selling, general and administrative	31,163	31,665	28,649
Depreciation and amortization	43,853	42,835	41,210
Long-lived and other asset impairment	4,401	2,568	2,892
Restructuring charges	—	—	(85)
Interest expense	27,859	27,334	28,630
Transaction-related costs	1,782	—	—
Gain on sale of assets, net	(576)	(2,381)	(1,176)
Other income, net	128	139	1,463
Income before income taxes	47,480	53,585	34,584
Provision for income taxes	13,055	13,053	9,931
Net income	$34,425	$40,532	$24,653

Basic and diluted net income per common share (1)	$0.22	$0.26	$0.16

Weighted average common shares outstanding:
Basic	154,496	154,187	154,358
Diluted	154,785	154,501	154,412

(1)	Basic and diluted net income per common share is computed using the two-class method to determine the net income per share for each class of common stock and participating security (restricted stock and stock-settled restricted stock units that have non-forfeitable rights to receive dividends or dividend equivalents) according to dividends declared and participation rights in undistributed earnings. Accordingly, we have excluded net income attributable to participating securities from our calculation of basic and diluted net income per common share.

Archrock, Inc.

Unaudited Supplemental Information

(in thousands, except percentages, per share amounts and ratios)

Three Months Ended
June 30,	March 31,	June 30,
2024	2024	2023
Revenue:
Contract operations	$225,468	$223,051	$201,120
Aftermarket services	45,058	45,437	46,423
Total revenue	$270,526	$268,488	$247,543

Adjusted gross margin:
Contract operations	$146,190	$145,308	$125,087
Aftermarket services	9,900	10,437	11,080
Total adjusted gross margin (1)	$156,090	$155,745	$136,167

Adjusted gross margin percentage:
Contract operations	65%	65%	62%
Aftermarket services	22%	23%	24%
Total adjusted gross margin percentage (1)	58%	58%	55%

Selling, general and administrative	$31,163	$31,665	$28,649
% of revenue	12%	12%	12%

Adjusted EBITDA (1)	$129,712	$131,024	$112,775
% of revenue	48%	49%	46%

Capital expenditures	$91,271	$99,755	$103,084
Proceeds from sale of property, plant and equipment and other assets	(3,706)	(13,844)	(9,367)
Net capital expenditures	$87,565	$85,911	$93,717

Total available horsepower (at period end) (2)	3,806	3,780	3,770
Total operating horsepower (at period end) (3)	3,601	3,593	3,578
Average operating horsepower	3,607	3,606	3,549
Horsepower utilization:
Spot (at period end)	95%	95%	95%
Average	95%	96%	95%

Dividend declared for the period per share	$0.165	$0.165	$0.155
Dividend declared for the period to all stockholders	$27,977	$25,978	$24,353
Cash available for dividend coverage (4)	2.6	x	3.2	x	2.1	x

Adjusted free cash flow (1)	$(16,914)	$51,779	$(62,738)
Adjusted free cash flow after dividend (1)	$(42,733)	$25,779	$(86,242)

(1)	Management believes adjusted gross margin, Adjusted EBITDA, adjusted free cash flow and adjusted free cash flow after dividend provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.
(2)	Defined as idle and operating horsepower and includes new compressor units completed by a third party manufacturer that have been delivered to us.
(3)	Defined as horsepower that is operating under contract and horsepower that is idle but under contract and generating revenue such as standby revenue.
(4)	Defined as cash available for dividend divided by dividends declared for the period.

	June 30,	March 31,	June 30,
	2024	2024	2023
Balance Sheet
Long-term debt (1)	$1,608,956	$1,566,566	$1,639,239
Total equity	894,496	882,080	855,533

(1)	Carrying values are shown net of unamortized premium and deferred financing costs.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Adjusted Gross Margin

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Net income	$34,425	$40,532	$24,653
Depreciation and amortization	43,853	42,835	41,210
Long-lived and other asset impairment	4,401	2,568	2,892
Unrealized change in fair value of investment in unconsolidated affiliate	—	—	1,742
Restructuring charges	—	—	(85)
Interest expense	27,859	27,334	28,630
Transaction-related costs	1,782	—	—
Stock-based compensation expense	3,513	3,964	3,197
Amortization of capitalized implementation costs	824	738	605
Provision for income taxes	13,055	13,053	9,931
Adjusted EBITDA (1)	129,712	131,024	112,775
Selling, general and administrative	31,163	31,665	28,649
Stock-based compensation expense	(3,513)	(3,964)	(3,197)
Amortization of capitalized implementation costs	(824)	(738)	(605)
Unrealized change in fair value of investment in unconsolidated affiliate	—	—	(1,742)
Gain on sale of assets, net	(576)	(2,381)	(1,176)
Other income, net	128	139	1,463
Adjusted gross margin (1)	$156,090	$155,745	$136,167

(1)	Management believes Adjusted EBITDA and adjusted gross margin provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Total Revenue to Adjusted Gross Margin

(in thousands)

	Three Months Ended
	June 30,		March 31,		June 30,
	2024		2024		2023
Total revenues	$270,526		$268,488		$247,543
Cost of sales, exclusive of depreciation and amortization	(114,436)		(112,743)		(111,376)
Depreciation and amortization	(43,853)		(42,835)		(41,210)
Gross margin	112,237	41%	112,910	42%	94,957	38%
Depreciation and amortization	43,853		42,835		41,210
Adjusted gross margin (1)	$156,090	58%	$155,745	58%	$136,167	55%

(1)	Management believes adjusted gross margin provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Dividend

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Net income	$34,425	$40,532	$24,653
Depreciation and amortization	43,853	42,835	41,210
Long-lived and other asset impairment	4,401	2,568	2,892
Unrealized change in fair value of investment in unconsolidated affiliate	—	—	1,742
Restructuring charges	—	—	(85)
Interest expense	27,859	27,334	28,630
Transaction-related costs	1,782	—	—
Stock-based compensation expense	3,513	3,964	3,197
Amortization of capitalized implementation costs	824	738	605
Provision for income taxes	13,055	13,053	9,931
Adjusted EBITDA (1)	129,712	131,024	112,775
Less: Maintenance capital expenditures	(25,415)	(19,525)	(27,347)
Less: Other capital expenditures	(3,445)	(2,920)	(5,129)
Less: Cash tax (payment) refund	(2,028)	89	(1,120)
Less: Cash interest expense	(27,231)	(26,642)	(26,952)
Cash available for dividend (2)	$71,593	$82,026	$52,227

(1)	Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(2)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Cash Flows Provided by Operating Activities to Cash Available for Dividend

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Net cash provided by operating activities	$70,651	$137,702	$30,542
Inventory write-downs	(318)	(199)	(143)
Provision for (benefit from) credit losses	(80)	75	(200)
Gain on sale of assets, net	576	2,381	1,176
Current income tax provision	615	593	395
Cash tax (payment) refund	(2,028)	89	(1,120)
Amortization of operating lease ROU assets	(880)	(947)	(826)
Amortization of contract costs	(5,957)	(5,768)	(5,160)
Deferred revenue recognized in earnings	2,747	2,859	4,278
Cash restructuring charges	—	—	842
Transaction-related costs	1,782	—	—
Changes in assets and liabilities	33,345	(32,314)	54,919
Maintenance capital expenditures	(25,415)	(19,525)	(27,347)
Other capital expenditures	(3,445)	(2,920)	(5,129)
Cash available for dividend (1)	$71,593	$82,026	$52,227

(1)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Cash Flows Provided By Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow After Dividend

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Net cash provided by operating activities	$70,651	$137,702	$30,542
Net cash used in investing activities	(87,565)	(85,923)	(93,280)
Adjusted free cash flow (1)	(16,914)	51,779	(62,738)
Dividends paid to stockholders	(25,819)	(26,000)	(23,504)
Adjusted free cash flow after dividend (1)	$(42,733)	$25,779	$(86,242)

(1)	Management believes adjusted free cash flow and adjusted free cash flow after dividend provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Dividend Guidance

(in thousands)

	Annual Guidance Range
	2024
	Low	High
Net income (1)	$138,700	$166,500
Interest expense	111,000	111,000
Provision for income taxes	57,500	57,500
Depreciation and amortization	176,000	176,000
Stock-based compensation expense	14,000	14,000
Long-lived and other asset impairment	7,000	7,000
Transaction-related costs (2)	1,800	4,000
Amortization of capitalized implementation costs	4,000	4,000
Adjusted EBITDA (3)	510,000	540,000
Less: Maintenance capital expenditures	(80,000)	(85,000)
Less: Other capital expenditures	(20,000)	(25,000)
Less: Cash tax expense	(2,000)	(2,000)
Less: Cash interest expense	(108,000)	(108,000)
Cash available for dividend (4)(5)	$300,000	$320,000

(1) 2024 annual guidance for net income includes $7.0 million of long-lived and other asset impairment as of June 30, 2024, but does not include the impact of any such future costs, because due to its nature, it cannot be accurately forecasted. Long-lived and other asset impairment does not impact Adjusted EBITDA or cash available for dividend, however it is a reconciling item between these measures and net income. Long-lived and other asset impairment for the years 2023 and 2022 was $12.0 million and $21.4 million, respectively.
(2) Reflects estimate of expenses incurred to date related to the Transaction and excludes additional costs to be incurred after close.
(3) Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(4) Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.
(5) A forward-looking estimate of cash provided by operating activities is not provided because certain items necessary to estimate cash provided by operating activities, including changes in assets and liabilities, are not estimable at this time. Changes in assets and liabilities were $(28.0) million and $(24.5) million for the years 2023 and 2022, respectively.